                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                        TRIPLE-S MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Dear Colleague:

The purpose of this communication is to request your attendance to the Meeting of Shareholders of April 24, 2005 or, if you cannot attend, to request that you send us a proxy relating to said Meeting (in the appropriate proxy form). You have already received this proxy form along with other documents relating to the Meeting. Several proposals of extreme importance will be presented at the Meeting.

Said proposals will provide you with more control over your shares since you will have the right to transfer them during your lifetime to your spouse and heirs, as long as they are either physicians or dentists. In addition, in case of death you will be able to transfer your shares to the person of your choosing even though the persons you choose are not physicians or dentists. At the same time, to assure that the Corporation remains under the control of physicians and dentists, the proposals provide that only shareholders that meet either of these two requirements have the right to vote.

In order to implement the proposals, it is necessary to amend the By-laws and the Articles of Incorporation for which it is necessary that 75% of the issued and outstanding shares vote in their favor. I request your attendance to the Meeting so that this extraordinary majority can be achieved. If you cannot attend, I would appreciate if you could complete and remit to our attention the appropriate proxy form in order to move forward with these important Shareholder matters. For your convenience enclosed are a proxy form and a self stamped envelope. For any additional information you can contact Rosa M. Gonzalez, Manager of the Office of Shareholder Relations and Services at 787-277-6621 and 1-800-350-8552.


Cordially,



Valeriano Alicea Cruz, MD